264 Putnam Asset Allocation Funds Conservative Portfolio attachment
9/30/03 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	(000s omitted)

Class A	31,284
Class B	 5,122
Class C	 1,672

72DD2	(000s omitted)

Class M     863
Class R       -
Class Y	10,081

73A1

Class A	0.429
Class B	0.370
Class C	0.367

73A2

Class M	0.387
Class R	0.145
Class Y	0.453

74U1	(000s omitted)

Class A	78,672
Class B	14,837
Class C	  4,530

74U2	(000s omitted)

Class M	  1,876
Class R           -
Class Y	19,633

74V1

Class A	$8.65
Class B	$8.60
Class C	$8.58

74V2

Class M	$8.59
Class R	$8.65
Class Y	$8.64